Exhibit 99.1

Cyngn Reports 2026 1st Quarter Financial Results

Recent Operating Highlights:

●	Reported record expansion activity among enterprise customers, including additional autonomous vehicle deployments at existing customer sites.

●	Expanded deployment activity across manufacturing, logistics, and agriculture environments, including new deployments at Vann Family Orchards and a WEG electric motor manufacturing facility.

●	Continued investment in enterprise fleet management capabilities, including on-prem deployment options designed to support larger fleet operations and complex customer environments.

●	Demonstrated accelerating operational utilization across customer sites, with Q1 2026 autonomous missions completed increasing more than 127% year-over-year and autonomous driving time increasing more than 60%.

●	Expanded its intellectual property portfolio with the issuance of its 24th U.S. patent.

●	Strengthened strategic relationships through continued collaboration with NVIDIA Isaac Sim.

●	Closed $9.65 million registered direct offering, extending the company’s runway until 2028.

MOUNTAIN VIEW, Calif., May 14, 2026 — Cyngn (NASDAQ: CYN) announced continued commercial and operational progress during the first quarter of 2026, reflecting growing enterprise adoption of its autonomous vehicle solutions and increasing deployment scale across customer environments.

During the quarter, Cyngn continued deepening its footprint within existing enterprise accounts, expanding autonomous vehicle deployments across additional routes, workflows, and facilities while enhancing the platform capabilities required to support larger fleet operations. Initial single-route deployments are increasingly evolving into broader automation initiatives spanning additional workflows, facilities, and vehicles.

This expansion dynamic was reflected in customer utilization metrics during the quarter. Across deployed environments, autonomous missions completed increased more than 127% year-over-year during Q1 2026, while autonomous driving time increased more than 60%. These gains reflect increasing operational adoption as customer sites transition autonomous vehicles into fuller production use.

Cyngn also continued expanding its commercial footprint across multiple industrial sectors. During the quarter, the company announced deployments at Vann Family Orchards and a WEG electric motor manufacturing facility, further extending the reach of its DriveMod Tugger platform across manufacturing, agriculture, and industrial material handling environments.

Alongside deployment growth, Cyngn continued investing in enterprise capabilities designed to support larger-scale customer opportunities. The company expanded development efforts around fleet management, operational scalability, and on-prem deployment configurations, enabling customers to deploy autonomous vehicle systems within more complex operational and IT environments.

Cyngn also strengthened its technology and intellectual property position during the quarter. The company was awarded its 24th U.S. patent and continued collaboration efforts involving NVIDIA Isaac Sim, supporting simulation, validation, and development workflows for autonomous vehicle deployments.

In March, Cyngn completed a $9.65 million registered direct offering, providing additional liquidity to support ongoing operations and growth initiatives, extending its runway to 2028.

The company believes these developments position Cyngn to pursue larger enterprise opportunities while deepening expansion within its existing customer base.

Q1 2026 Three Month Financial Review:

Revenue in Q1 2026 was $105 thousand compared to $47 thousand in the first quarter of 2025. Similar to prior year, first quarter of 2026 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the first quarter were $7.1 million, an increase of $1.8 million or 34% from $5.3 million in the first quarter of 2025. This increase was due to a $1.0 million increase in general and administrative (G&A) expenses, primarily driven by an increase in board of director’s pay in lieu of the equity component of the director compensation program for 2025 and an increase in marketing and advertising expenses. In addition, the company experienced a $0.8 million increase in research and development (R&D), primarily due to the change in accounting estimate related to capitalized software. There was an increase of $46 thousand in cost of revenue due to the deployment costs being recognized over the life of the awarded contracts. For the first quarter of 2026, other income (expense), net was $0.5 million compared to $1.3 million in the first quarter of 2025. The decrease in other income was primarily driven by the fair value measurement of warrants issued in the first quarter of 2025.

Net loss for the first quarter was $(6.5) million compared to $(3.9) million in the corresponding quarter of 2025. First quarter net loss per share was $(0.59), based on basic and diluted weighted average shares outstanding of approximately 11 million in the quarter. This compares to a net loss per share of $(3.40) in the first quarter of 2025, based on approximately 1.2 million basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of March 31, 2026 totaled $44.4 million compared to $34.7 million as of December 31, 2025. At the end of the same period, working capital was $45.8 million and total stockholders’ equity was $50.6 million, as compared to year-end working capital of $34.4 million and total stockholders’ equity of $38.8 million, respectively as of December 31, 2025. The Company had no debt as of March 31, 2026 and December 31, 2025 and to date, no member of the current management team has sold any shares of the Company’s stock.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2026	2025
Revenue	$104,573	$47,152
Costs and expenses
Cost of revenue	57,350	11,813
Research and development	2,889,253	2,106,910
General and administrative	4,099,741	3,143,462
Total costs and expenses	7,046,344	5,262,185
Loss from operations	(6,941,771)	(5,215,033)

Other income, net
Interest income, net	22,070	74,819
Change in fair value of warrant liabilities	‒	1,136,677
Other income, net	432,942	91,890
Total other income, net	455,012	1,303,386

Net loss	$(6,486,759)	$(3,911,647)

Net loss per share attributable to common stockholders, basic and diluted	$(0.59)	$(3.40)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,008,586	1,150,882

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,131,502	$990,023
Short-term investments	39,245,418	33,736,091
Accounts and other receivables	2,731,893	1,544,213
Inventory	1,784,315	2,039,655
Prepaid expenses and other current assets	1,034,644	910,605
TOTAL CURRENT ASSETS	49,927,772	39,220,587

NON-CURRENT ASSETS
Property and equipment, net	3,467,825	3,268,196
Right of use asset, net	5,754,120	5,971,800
Intangible assets, net	462,091	466,223
Other non-current assets	1,346,084	1,126,409
TOTAL NON-CURRENT ASSETS	11,030,120	10,832,628

TOTAL ASSETS	$60,957,892	$50,053,215

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$372,714	$217,439
Deferred revenue	2,249,955	1,658,015
Accrued expenses and other current liabilities	862,020	2,615,734
Current operating lease liability	650,312	312,365
TOTAL CURRENT LIABILITIES	4,135,001	4,803,553

NON-CURRENT LIABILITIES
Non-current operating lease liability	6,253,061	6,495,256
TOTAL NON-CURRENT LIABILITIES	6,253,061	6,495,256

TOTAL LIABILITIES	10,388,062	11,298,809

Commitments and Contingencies (Note 12)

STOCKHOLDERS’ EQUITY
Preferred stock, Par $0.00001, 10 million shares authorized; no shares issued and outstanding as of March 31, 2026 and December 31, 2025	‒	‒
Common stock, Par $0.00001; 400,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 13,608,281 and 7,974,380 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	136	80
Additional paid-in capital	273,878,924	255,576,797
Accumulated deficit	(223,309,230)	(216,822,471)
TOTAL STOCKHOLDERS’ DEFICIT	50,569,830	38,754,406

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$60,957,892	$50,053,215

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,486,759)	$(3,911,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	316,605	240,907
Stock-based compensation	386,289	536,244
Realized gain on short-term investments	‒	(67,160)
Accretion on short-term investments	(432,942)	‒
Change in fair value of warrant liability	‒	(1,136,677)
Change in assets and liabilities:
Accounts and other receivables	(1,187,681)	‒
Inventory	255,340	‒
Prepaid expenses, operating lease right-of-use assets, and other assets	(343,714)	(941,529)
Accounts payable	155,275	33,888
Deferred revenue	591,940	‒
Accrued expenses, lease liabilities, and other current liabilities	(1,657,962)	(1,267,094)
Net cash used in operating activities	(8,403,609)	(6,513,068)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(289,489)	(178,453)
Acquisition of intangible asset	(4,932)	(655,574)
Disposal of assets	‒	1,960
Purchase of short-term investments	(20,978,738)	(23,015,397)
Proceeds from maturity of short-term investments	15,902,353	7,746,155
Net cash used in investing activities	(5,370,806)	(16,101,309)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs	9,166,427	‒
Proceeds from public issuance of common stock, net of offering costs	8,749,467	‒
Issuance costs for public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants	‒	(1,025)
Net cash provided by (used in) financing activities	17,915,894	(1,025)

Net increase (decrease) in cash and cash equivalents	4,141,479	(22,615,402)

Cash and cash equivalents at beginning of period	990,023	23,617,733

Cash and cash equivalents at end of period	$5,131,502	$1,002,331

Supplemental disclosure:
Acquisition of property and equipment included in accounts payable and accrued expenses	$21,405	$17,441

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers.

Investor Contact:

Natalie Russell

CFO

investors@cyngn.com

Media Contact:

Luke Renner

Head of Marketing

media@cyngn.com

Where to Find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 26, 2026. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.